EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Plan Administrator
Consolidated Graphics, Inc.
  Employee 401(k) Savings Plan:


We consent to the incorporation by reference in the registration statement (File No. 333-18435) on Form S-8 of Consolidated Graphics, Inc. of our report dated September 25, 1998, relating to the statement of net assets available for benefits of Consolidated Graphics, Inc. Employee 401(k) Savings Plan (the "Plan") as of December 31, 1997, the related statement of changes in net assets available for benefits with fund information for the year ended December 31, 1997, and the related supplemental schedules, which report appears in the Plan's Annual Report on Form 11-K for the year ended December 31, 1997.

/s/ KPMG LLP

Houston, Texas
March 2, 1999